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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

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
Contacts:    William J. Vareschi, Jr. (investor contact)     Richard Jonardi (media contact)
             Vice Chairman and Chief Executive Officer       Communications Manager
             (615) 297-4255                                  (615) 297-4255
             bvareschi@parking.com                           rjonardi@parking.com
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                       CENTRAL PARKING CORPORATION EXPECTS
                  LOWER THIRD QUARTER AND FISCAL 2001 EARNINGS

NASHVILLE, TENN. (JULY 17, 2001) -- Central Parking Corporation (NYSE: CPC) today said that it expects earnings before property-related activities to be approximately $0.23 to $0.25 per diluted share for the third fiscal quarter ended June 30, 2001. This compares with year-earlier earnings before property-related activities of $0.34 per diluted share. The Company said that complete financial results for the quarter would be released as scheduled on August 9, 2001.

         William J. Vareschi, Jr., Vice Chairman and Chief Executive Officer, said "At the time we announced second quarter results, we said that attaining the Company's previously expressed goal of year over year earnings growth of approximately 10% would be a challenging target, requiring flawless execution in three important areas: achieving our cost reduction target, continuation of the positive trend in our new/lost business ratio, and maintaining same store sales growth of 5%. I am pleased to report that we are achieving our cost reduction plan and our new/lost business ratio has moved significantly upward, turning positive for the first time in more than two years. However, the slowdown in the economy has had a sudden and substantially negative impact on same store sales. During the third quarter, same store sales growth dropped to less than two percent year over year versus growth rates of 5% during the first half. Discretionary revenues, which consist of our weekend and night activities, were especially hard hit by the economic slowdown with third quarter volume levels down by approximately 10% as compared with the prior year. If current economic conditions continue through the fourth fiscal quarter, we estimate that earnings before property-related activities and extraordinary items for the full year will likely be in the range of $0.93 to $0.98 per fully diluted share, compared with $1.10 for fiscal 2000."

         Vareschi added, "Despite the negative effect of the economy on third quarter and current fiscal year results, we are encouraged by the success of our recent marketing activities, which has produced a positive trend in our new to lost business ratio. We are also pleased with the approximate 10% reduction in structural costs that has been achieved through our efforts to streamline operations. In addition, we are continuing to implement actions to drive productivity through process improvement programs as well as reallocate and focus more resources on promising growth initiatives. We believe that these actions will position the Company for accelerated earnings growth as economic conditions improve."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation management services. The Company operates approximately 4,100 parking facilities containing approximately
1.5 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Mexico, Poland, Spain, Venezuela and Greece.




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         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.



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